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                         [LOGO OF SBA COMMUNICATIONS]

                                      NEWS
                                                    For additional information:
                                                    Jeffrey A. Stoops
                                                    Chief Financial Officer
                                                    (561) 995-7670

                              FOR IMMEDIATE RELEASE

            SBA COMMUNICATIONS CORPORATION ANNOUNCES $125 MILLION OF
                              ADDITIONAL FINANCING

BOCA RATON, FLORIDA, November 3, 1999 (NASDAQ: SBAC) - SBA Communications Corporation ("SBA") announced today that it had received the requisite consent from the holders of its 12% senior discount notes to increase certain categories of permitted indebtedness from $175 million to $300 million. SBA also announced that it had received firm commitments from certain lenders within the syndicate comprising its existing $175 million senior credit facility to amend and expand such facility to $300 million. The $125 million increase will be made available in the form of a $50 million term loan and a $75 million increase to the company's existing $150 million revolving line of credit. The other terms, conditions, covenants, interest rates and availability requirements of the increase are expected to be materially the same as those of the existing senior credit facility. Closing of the amendment and expansion of the existing senior credit facility is subject to documentation and other customary closing conditions and is expected to occur in December 1999.

"We are extremely pleased with the continued support and confidence from the capital markets in our business," commented Steve Bernstein, SBA's Chief Executive Officer. "This additional funding will provide us with substantially all, to all, of the financing we need to execute our year 2000 business plan and additional tower goals. We look forward to continuing the progress we have demonstrated in 1999 in building, acquiring and leasing quality tower assets."

SBA also announced that it will host a conference call Friday, November 12 at 10:00 a.m. Eastern Time to discuss its financial results for the quarter ended September 30, 1999. The conference call number is (800) 230-1092.

SBA is a leading independent owner and operator of wireless communications infrastructure in the United States. SBA's primary focus is the construction of new towers and acquisition of existing towers for its own account. Since it was founded in 1989, SBA has participated in the development of over 13,000 antenna sites in the United States. As of September 30, 1999, SBA owned 956 towers and was involved in projects for over 700 new tower builds throughout the nation.
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Information Concerning Forward-Looking Statements

Some information in this release is forward looking. These forward-looking statements may be affected by the risks and uncertainties in the company's business. This information is qualified in its entirety by cautionary statements and risk factors disclosure contained in certain of the company's Securities and Exchange Commission filings. The company wishes to caution readers that certain important factors may have affected and could in the future affect the company's actual results and could cause the company's actual results for subsequent periods to differ materially from those expressed in any forward-looking statement made by or on behalf of the company. The company undertakes no obligation to update forward-looking statements to reflect events or circumstances after the date hereof.